Exhibit 10.4

Tandem Diabetes Care, Inc.

2018 Sr. Management Cash Bonus Plan

The Tandem Diabetes Care, Inc. 2018 Sr. Management Cash Bonus Plan (the “Bonus Plan”) has been designed to align plan participants with the business goals and strategies of Tandem Diabetes Care, Inc. (“Tandem” or the “Company”) and to further the objectives of the Company’s executive compensation program. This Bonus Plan is an important part of the Company’s commitment to recognizing key employees who contribute to the achievement of important Company performance goals. Specifically, the objectives of the Bonus Plan are as follows:

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Attract, retain and reward highly skilled individuals, including executive officers, with the background and experience required for the Company’s future growth and success by providing meaningful cash incentive payments to plan participants who are in a position to contribute significantly to Company success.

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Align the interests of plan participants with those of the Company’s stockholders by tying a meaningful portion of their total compensation opportunity to the achievement of specific Company performance objectives, such as an annual revenue target.

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Together with base salary, long-term equity incentives and other components of compensation, create an appropriate balance of cash versus non-cash, and guaranteed versus at risk compensation opportunities.

Performance Period

The Bonus Plan is primarily intended to reward plan participants for their individual contributions to the Company’s achievement with respect to Company performance objectives for the 2018 fiscal year.  However, the Company’s Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”) also has the discretion to consider individual or Company performance after December 31, 2018 and until the date of any actual bonus determination under the Bonus Plan in measuring performance and determining the amount of an award, if any, under the Bonus Plan.

Eligibility

Employees of the Company eligible for an award under this Bonus Plan will be limited to individuals serving as a Vice President or more senior management role within the Company, as determined by the Board of Directors or the Compensation Committee. If, following January 1, 2018, an individual is promoted or hired and becomes an eligible participant under the Bonus Plan at any time during the 2018 calendar year, then the individual will be eligible to participate under the Bonus Plan on a pro-rata basis, calculated in the reasonable discretion of the Compensation Committee, unless otherwise specifically provided by the Board of Directors or the Compensation Committee.

Bonus Opportunity

A target cash incentive amount (a “Target Bonus Amount”) for each eligible plan participant will be set as a percentage of the participant’s base salary.  Cash incentives may be earned under the Bonus Plan based on the achievement of both financial performance objectives and product development objectives.  The financial performance objectives are comprised of two parts and will collectively represent 80% of the overall Target Bonus Amount and the product development objectives will collectively represent 20% of the overall Target Bonus Amount.

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Financial Performance Objectives

The portion of the cash bonuses that relate to the Company financial objectives may be earned based on the Company’s actual revenue for fiscal year 2018 as compared to a pre-established 2018 revenue target (the “Revenue Target”), provided the Company also achieves at least a minimum operating margin percentage (the “Minimum Operating Percentage Target”).  Subject to the foregoing, the Company financial objective portion of the cash bonuses may be earned under the Bonus Plan as follows:

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A minimum percentage growth rate over the Company’s actual 2017 revenue, which places the Company’s revenue for 2018 at 75% of the Revenue Target (the “Minimum Revenue Target”), must be achieved for any bonus to be earned under the financial performance objectives portion of the 2018 Cash Bonus Plan.

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If the Company’s actual revenues are between this Minimum Revenue Target and the Revenue Target, the goal achievement for the financial performance objectives will be calculated proportionately in a straight-line from 0% to 100%.  If the Company’s actual revenues exceed the Revenue Target, the goal achievement for the financial performance objectives will be calculated proportionately as a percentage of the Revenue Target.

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No more than 90% payout can be earned under the financial objectives portion of the Bonus Plan unless the Company’s actual quarterly Earnings before Interest, Taxes, Depreciation and Amortization (and further excluding non-cash stock based compensation expense and any payment of the 2018 Cash Bonus payable to the Company’s Chief Executive Officer) (“EBITDA”) for fiscal year 2018 is positive (the “EBITDA Goal”).

Potential Incremental Bonus

If the Company’s actual revenues are above 105% of the Revenue Target, and provided that the Company also achieves both the EBITDA Goal and a secondary minimum operating margin percentage target that reflects more favorable performance as compared to the Minimum Operating Percentage Target, then the 2018 Cash Bonus Plan has two levels of potential incremental overall goal achievement:

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If the Company’s actual revenues are above 105% of the Revenue Target and up to 115% of the Revenue Target, the percentage of overall goal achievement with respect to the Company financial objectives under the Bonus Plan will first be calculated as described above, and then for each percent of revenue achievement above 105% of the Revenue Target and up to 115% of the Revenue Target, an additional 1.0% will be added to the overall goal achievement under the 2018 Cash Bonus Plan, and the cash bonus will be calculated based on this modified level of goal achievement; or

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If the Company’s actual revenues are above 115% of the Revenue Target of the Revenue Target, the percentage of overall goal achievement with respect to the Company financial objectives under the Bonus Plan will first be calculated as described above, and then for each percent of revenue achievement above 105% of the Revenue Target, an additional 2.0% will be added to the overall goal achievement under the 2018 Cash Bonus Plan, and the cash bonus will be calculated based on this modified level of goal achievement.

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Company Product Development Milestones

The portion of the cash bonuses that relates to the Company product development milestones generally require the Company to submit regulatory filings or obtain regulatory clearance and commercially launch certain products under development.  Subject to the Committee’s final discretion, an individual product development milestone must be achieved within a required time period for the applicable portion of the 2018 Cash Bonus Plan to be achieved. Overall goal achievement of the Company’s product development milestones will be based on the portion of the product development milestones that the Company actually achieves during fiscal year 2018.

Award Determination

Bonus payments under the Bonus Plan, if any, will be made at the discretion of the Board or the Committee. The financial performance components and product development components of the Bonus Plan may be earned independent of one another. If the Company does not achieve any portion of any of the financial performance components or the product development components of the Bonus Plan, no payouts will be made unless the Board or the Committee, in their sole discretion, determines that there are other factors that merit consideration in the determination of bonus awards, which may be determined on an individual basis.  All determinations and decisions made by the Compensation Committee and the Board of Directors pursuant to the provisions of the Bonus Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

Payout and Administration

Payment of bonuses will be made as soon as practical after the end of the plan year, but not later than March 15, 2019. Participants must be actively employed at the time of payout to be eligible for any bonus payment. Only the Board of Directors may approve a payment under this Bonus Plan to the Company’s Chief Executive Officer. The Board of Directors or the Compensation Committee may approve payments to any other eligible plan participant. The Board of Directors or the Compensation Committee can modify the Bonus Plan, including timing and form of payments, at any time in their sole discretion. Amounts payable under the Bonus Plan are intended to comply with the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations and thus be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.  The Board of Directors and the Compensation Committee intend to administer the Bonus Plan in a manner consistent with this rule.  Any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company or as is otherwise required by applicable law.

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